Exhibit 99.2
Lance, Inc. 2nd Quarter 2008 Conference Call July 25, 2008

2 During this discussion Company management may make forward looking statements within the meaning of applicable securities laws. The statements may include projections regarding future earnings and results which are based upon the Company's current expectations and assumptions, which are subject to a number of risks and uncertainties. Factors that could cause actual results to differ, including price competition, industry consolidation, changes in consumer preferences, product recalls, safety concerns, natural disasters, catastrophic events, raw material costs, food industry and regulatory factors, risks from large customers, interest rate, foreign exchange rate, and credit risks, acquisition integration and divestitures are discussed in the Company's most recent Form 10-K filed with the Securities and Exchange Commission. "Forward-looking Statements"

Lance, Inc. 2nd Quarter 2008 Financial Review Rick Puckett Executive Vice President & Chief Financial Officer

4 Q2 2008 Highlights Solid revenue growth in core products and channels Executed second round of price increases on private brands products Continued escalation in ingredient costs negatively impacted margins Escalating fuel and natural gas costs negatively impacted margins Greater than anticipated inefficiency from the consolidation of our Canadian sugar wafer facilities Continued improvement in supply chain and DSD operating efficiencies

5 Q2 2008 Financial Summary (Continuing Operations - unaudited) * Operating profit is Earnings Before Interest and Taxes (EBIT) less other income and expense ($ in millions, except for per share amounts)

6 Q2 2008 Net Sales Summary (Continuing Operations- unaudited) ($ in millions)

7 Key 2nd Quarter Statistics (Continuing Operations - unaudited) ($ in millions) * EBITDA is EBIT excluding depreciation and amortization expense

8 2008 Financial Summary First Six Months (Continuing Operations - unaudited) * Operating profit is Earnings Before Interest and Taxes (EBIT) less other income and expense ($ in millions, except for per share amounts)

9 Net Revenue Growth (Continuing Operations - unaudited)

10 Gross Margin Trend (Continuing Operations - unaudited)

11 SG&A % of Net Sales (Continuing Operations - unaudited)

12 Operating Profit* Margin Trend (Continuing Operations - unaudited) * Operating profit is Earnings Before Interest and Taxes (EBIT) less other income and expense

13 Selected Cash Flow Items First Six Months (unaudited) ($ in millions)

14 2008 Full Year Estimates ($ in millions, except for per share amounts)

Lance, Inc. Operations Overview Dave Singer President & Chief Executive Officer

Second Quarter Results Review Solid Top Line Growth Total sales up 8.4% Branded sales up 6% Non Branded sales up 12% Pricing Actions Second round of pricing on Non Branded products effective in Q2 Planned and implemented pricing actions in the back half of the year Progress on Key Operating Initiatives Increased sales per DSD route Established a foundation for initiative aimed at DSD efficiency Increased backhaul income Investment in productivity projects Focus on continuous improvement mindset throughout organization 16

Lance, Inc. Q&A